Exhibit 5.1

May 4, 2016

Tetra Tech, Inc.

3475 E. Foothill Boulevard

Pasadena, California  91107

Ladies and Gentlemen:

I am the Senior Vice President and General Counsel of Tetra Tech, Inc. (herein called the “Company”) and an attorney duly admitted to practice in the State of California.  I am familiar with Post-Effective Amendment No. 2 to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), regarding the additional 1,000,000 shares of common stock, par value $.01 per share, of the Company (the “Shares”), which are being offered pursuant to the Company’s Employee Stock Purchase Plan (the “Plan”).

I have reviewed such documents and records as I have deemed necessary or appropriate to enable me to express an informed opinion with respect to the matters covered hereby.

Based upon the foregoing, I am of the opinion that, when issued or sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the use of my name in the Registration Statement as the legal counsel who has passed upon the legality of the Shares, as well as to the use of this legal opinion as part of the Registration Statement, as required by Section 7 of the Securities Act.

Very truly yours,

/s/ JANIS B. SALIN